UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: December 9, 2010
(Date of earliest event reported)
PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-11330	16-1124166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK	14625-2396
(Address of principal executive offices)	(Zip Code)
(585) 385-6666
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 9, 2010, Paychex, Inc. (“Paychex”), SurePayroll, Inc. (“SurePayroll”), SurePayroll Acquisition Corp, a wholly-owned subsidiary of Paychex (“Merger Sub”), and an individual as representative of the SurePayroll stockholders (the “Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into SurePayroll with SurePayroll being the surviving corporation as a wholly-owned subsidiary of Paychex (the “Merger”).
The aggregate merger consideration payable by Paychex pursuant to the Merger Agreement is approximately $115.0 million, subject to certain adjustments including adjustments based on the cash and working capital position of SurePayroll as of the effective time of the Merger (the “Merger Consideration”). A portion of the Merger Consideration will be used to satisfy outstanding secured debt of SurePayroll as of the effective time of the Merger, and $11.5 million of the Merger Consideration will be held in escrow to secure amounts to which Paychex is entitled as a result of adjustments to the Merger Consideration or indemnification rights. Paychex intends to fund the Merger Consideration from its available cash.
The Merger Agreement contains customary representations, warranties and covenants for transactions of this type. The representations and warranties contained in the Merger Agreement are made by the parties solely for the benefit of each other and should not be relied upon by any other person. Consummation of the Merger is subject to the satisfaction of certain conditions and obtaining certain approvals, including termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Calendar 2010 revenue for SurePayroll is expected to approximate $23 million. Paychex does not expect the Merger to have a material impact to either revenue or earnings for the fiscal year ending May 31, 2011.
ITEM 7.01. REGULATION FD DISCLOSURE
On December 9, 2010, Paychex issued a news release, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference, announcing entry into the Merger Agreement and the contemplated Merger.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
The following exhibit relating to Item 7.01 of this Current Report on Form 8-K is furnished herewith:
Exhibit 99.1 Press Release of Paychex, Inc. dated December 9, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.
Date: December 9, 2010	/s/ John M. Morphy
John M. Morphy
Senior Vice President, Chief Financial Officer, and Secretary

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